CONTACT:  Clifford C. Thygesen, President
American Educational Products, Inc.
6550 Gunpark Drive, Suite 200                              Phone: (303) 527-3230
Boulder, Colorado 80301                                      Fax: (303) 527-3235

Nick Fegen                                                 Phone: (515) 223-6296
595 Southfork Drive                                          Fax: (515) 267-8164
Waukee, IA   50263



             AMERICAN EDUCATIONAL PRODUCTS, INC. EXECUTES DEFINITIVE
              MERGER AGREEMENT, COMMENCES DEFENSE OF MERGER RELATED
                LITIGATION, AND ANNOUNCES SECOND QUARTER RESULTS
--------------------------------------------------------------------------------

Boulder,  CO, August 14, 2000 - American  Educational  Products,  Inc.  (NASDAQ:
AMEP, PACIFIC: EP) announced today that it has entered into a definitive merger agreement with G.C. Associates Holdings Corp. ("GC"), its largest shareholder. Pursuant to the merger, all minority shareholders of AMEP will receive $10.00 per share in cash. In addition, shareholders of record on August 18, 2000 will receive a special cash dividend of $780,750. The dividend will equal between $.72 and $.36 per share depending upon the number of AMEP's outstanding warrants that are exercised on or prior to the dividend record date.

Consummation of the merger is subject to, among other conditions: (i) satisfactory completion of a due diligence review by GC of AMEP's business, assets and liabilities; and (ii) execution and delivery of such documentation (including regulatory filings) as may be requisite or appropriate; further, GC has the right to terminate the merger at any time prior to closing if there exists litigation which challenges any aspect of the merger. An independent financial advisor has transmitted to AMEP's Board of Directors a preliminary opinion that the terms of the merger are fair to minority shareholders from a financial point of view. AMEP intends to convene a shareholders' meeting to vote upon the merger as soon as practicable following review of proxy and other materials by regulatory authorities. Payment of the special cash dividend, which will be made on October 30, 2000, is not contingent upon consummation of the merger.

AMEP also announced that it has been served with a civil lawsuit by a shareholder in connection with the merger. William Federman filed the suit on July 13, 2000 in the District Court in Boulder County, Colorado, on behalf of himself and, purportedly, all others similarly situated. The complaint seeks an order preventing AMEP from proceeding with the GC merger or any other business combination until an auction or other procedure designed to obtain the highest possible price for shareholders is held, and other relief. GC and its parent company, Geneve Corporation, and members of AMEP's Board of Directors also are named as defendants in the suit.

Mr. Clifford C. Thygesen, President and CEO of AMEP, stated on behalf of AMEP's Board of Directors, "We are extremely dismayed by the filing of the Federman lawsuit, which we believe to be totally without merit and which we will defend vigorously. For several months, AMEP has made extensive efforts to identify a purchaser for the Company because that course was determined to be in the best interests of all shareholders. Unfortunately, all of those efforts proved unsuccessful because, among other things, the amount or type of payment offered or the financial ability of or length of time necessary for the buyer to consummate a transaction was not acceptable, until an agreement in principle to merge with GC was reached on July 11, 2000. The Board unanimously believes that the terms of the merger with GC are fair to minority shareholders and an independent financial advisor has given the Board its preliminary opinion to that effect. The purchase price (together with the special cash dividend) reflects a value of AMEP at a multiple of about 8.5 times 1999 EBITDA of $1,813,000; and, although we remain hopeful that the financial results for calendar year 2000 will exceed those of 1999, AMEP's EBITDA for the first six months of 2000 (excluding special charges) is somewhat behind the same period of 1999 even though it includes the results from To-Sew which was acquired in September 1999. It is important for shareholders, as well as warrantholders who are considering the exercise of their warrants by the August 18, 2000 special dividend record date, to know that, under the terms of the merger agreement, GC has the right to terminate the merger at any time so long as the Federman lawsuit continues or any similar lawsuit is instituted and continues. If GC terminates the merger agreement, the value of AMEP's common stock could be adversely affected."

AMEP also announced today that operating income (before special charges) for the quarter ended June 30, 2000 was $502,000 compared to $536,000 for the comparable 1999 quarter. Sales for the 2000 second quarter were $4,401,000, a 5% increase over second quarter 1999 sales of $4,232,000. For the first six months of 2000, operating income (before special charges) was $551,000 versus $700,000 for the first six months of 1999. Sales for the 2000 six-month period increased by 9% to $8,185,000 from $7,533,000 in 1999. The sales increases were primarily a result of the acquisition of To-Sew and increased performance in AMEP's distribution business. Operating income declined primarily due to margin erosion resulting from a sales mix shift to lower margin business and inflationary pressure in AMEP's cost structure.

AMEP showed a net loss of ($3,000) or ($nil) basic loss per share for the quarter ended June 30, 2000 compared to net income of $440,000 or $.41 basic earnings per share for the comparable 1999 quarter. For the first six months of 2000, the net loss was ($37,000) or ($.03) loss per share compared to net income of $505,000 or $.47 basic earnings per share for the first six months of 1999. Included in the 2000 periods was a special charge of $379,000 primarily representing AMEP's cash acquisition of stock options previously granted to four former members of AMEP's Board of Directors who resigned in April 2000 at a price of $9.25 per share (the last trade of AMEP's common stock on NASDAQ on April 19, 2000) less the exercise price of the options and a stipend for past service rendered by them to AMEP.

American Educational Products, Inc. develops, produces and distributes hands-on supplemental materials for schools and teachers. AMEP's broad base of proprietary products, primarily in math and science, gives it a strong presence in the preschool through high school academic market. In addition, AMEP's distribution business, known as Summit Learning, recently launched an Internet catalog and on-line ordering system that is located at "summitlearning.com."

Along with historical information, this statement contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and is thus prospective. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.

                      American Educational Products, Inc.
                     Consolidated Statements of Operations

                                  (Unaudited)

                                                     Three Months Ended                          Six Months Ended
                                             ------------------------------------      --------------------------------------
                                                June 30,            June 30,               June 30,             June 30,
                                                  2000                1999                   2000                 1999
                                             ----------------    ----------------      -----------------    -----------------

Income

Net sales                                    $     4,401,000     $     4,232,000       $      8,185,000     $      7,533,000
Cost of goods sold                                 2,534,000           2,368,000              4,869,000            4,365,000
                                             ----------------    ----------------      -----------------    -----------------
Gross profit                                       1,867,000           1,864,000              3,316,000            3,168,000

Operating expenses

  Advertising and catalog costs                      414,000             354,000                842,000              660,000
  Other marketing                                    395,000             413,000                754,000              726,000
                                             ----------------    ----------------      -----------------    -----------------
     Total marketing                                 809,000             767,000              1,596,000            1,386,000
  General and administrative                         556,000             561,000              1,169,000            1,082,000
                                             ----------------    ----------------      -----------------    -----------------
     Total operating expenses                      1,365,000           1,328,000              2,765,000            2,468,000
                                             ----------------    ----------------      -----------------    -----------------

Operating income                                     502,000             536,000                551,000              700,000

    Special charge                                  (379,000)                                  (379,000)
    Interest expense                                (128,000)            (96,000)              (232,000)            (195,000)
                                             ----------------    ----------------      -----------------    -----------------

Income (loss) before income taxes                     (5,000)            440,000                (60,000)             505,000

    Income taxes                                       2,000                -                    23,000                 -
                                             ----------------    ----------------      -----------------    -----------------

Net income (loss)                            $        (3,000)    $       440,000       $        (37,000)    $        505,000
                                             ================    ================      =================    =================

Basic Earnings (loss) per Share              $         (nil)     $          0.41       $         (0.03)     $           0.47
                                             ================    ================      =================    =================

Diluted Earnings (loss) per Share            $         (nil)     $          0.38       $          (0.03)    $           0.44
                                             ================    ================      =================    =================



                      American Educational Products, Inc.
                          Consolidated Balance Sheets

                                  (Unaudited)

                                                           As of                 As of
                                                          June 30,            December 31,
                                                            2000                 1999
                                                      -----------------     ----------------
                       Assets

Current assets

     Cash                                             $         62,000      $        94,000
     Trade receivables, net                                  2,596,000            1,952,000
     Inventories                                             5,149,000            4,108,000
     Prepaid advertising costs                                 813,000            1,171,000
     Other                                                     303,000              353,000
                                                      -----------------     ----------------
                Total current assets                         8,923,000            7,678,000

Property and equipment, net                                  2,337,000            2,459,000

 Intangible assets, net                                      1,616,000            1,732,000

Deferred taxes, net                                            598,000              575,000

Video library, net                                              47,000               94,000

Other assets                                                   113,000               93,000
                                                      -----------------     ----------------

                    Total Assets                      $     13,634,000      $    12,631,000
                                                      =================     ================

        Liabilities and stockholders' equity

Current liabilities

     Notes payable                                    $      3,342,000      $     2,227,000
     Current portion of long term debt                         430,000              430,000
     Accounts payable                                        1,578,000            1,349,000
     Accrued expenses and taxes                                311,000              342,000
                                                      -----------------     ----------------
              Total current liabilities                      5,661,000            4,348,000

Long term debt                                                 465,000              894,000

Stockholders' equity

     Common stock                                               54,000               54,000
     Additional paid in capital                              7,371,000            7,215,000
     Retained earnings                                          83,000              120,000
                                                      -----------------     ----------------
             Total stockholders' equity                      7,508,000            7,389,000
                                                      -----------------     ----------------

     Total liabilities and stockholders' equity       $     13,634,000      $    12,631,000
                                                      =================     ================
